Form F-10

Exhibit 5.2

Independent Auditors’ Consent

The Board of Directors

Acetex Corporation

We consent to the use of our reports dated February 7, 2003, with respect to the:

1.               Consolidated balance sheets of Acetex Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations and retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference, and

2.               Item 18 — Reconciliation with United States Generally Accepted Accounting Principles as at December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, included herein, in the prospectus.

(SIGNED) KPMG LLP

Chartered Accountants

Vancouver, Canada

December 19, 2003